                                                                                                               News Release

FOR IMMEDIATE RELEASE:

CONTACT: Sandra K. Vollman
Chief Financial Officer
U.S. Can Corporation
(630) 678-8000

                                           U.S. CAN ANNOUNCES MANAGEMENT CHANGES

LOMBARD, ILLINOIS, December 23, 2004 - U.S. Can announced today that Sandra K. Vollman will leave her post as Chief
Financial Officer in the first quarter of 2005.  The Company has commenced an external search for a replacement, and Ms.
Vollman will assist the Company in the search and the transition of responsibilities.  Ms. Vollman has been employed by
U.S. Can since July 1999, and has been Chief Financial Officer since February 2003.

George V. Bayly, Chief Executive Officer of U.S. Can, noted "The Board of Directors and I wish to thank Sandy for her successful financial leadership of the Company over the past two years.  While we regret her decision, we are pleased that she has agreed to remain with the Company during this transitional period.  We wish her well in her future endeavors."

The Company also announced that it entered into an employment agreement with Anthony MacLaurin, its new Executive Vice
President of International.

U.S. Can Corporation is a leading manufacturer of steel containers for personal care, household, automotive, paint and industrial products in the United States and Europe, as well as plastic containers in the United States and food cans in
Europe.

Certain statements in this release constitute "forward-looking statements" within the meaning of the federal securities laws.  Such statements involve known and unknown risks and uncertainties which may cause the Company's actual results, performance or achievements to be materially different than future results, performance or achievements expressed or implied in this release.  By way of example and not limitation and in no particular order, known risks and uncertainties include general economic and business conditions; the Company's substantial debt and ability to generate sufficient cash flows to service its debt; the Company's compliance with the financial covenants contained in its various debt agreements; changes in market conditions or product demand; the level of cost reduction achieved through restructuring and capital expenditure programs; changes in raw material costs and availability; downward selling price movements;
currency and interest rate fluctuations; increases in the Company's leverage;  the Company's ability to effectively integrate acquisitions; changes in the Company's business strategy or development plans; the timing and cost of plant closures; the success of new technology; and increases in the cost of compliance with laws and regulations, including environmental laws and regulations.  In light of these and other risks and uncertainties, the inclusion of a forward-looking statement in this release should not be regarded as a representation by the Company that any future results, performance or achievements will be attained.

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                                                  http://www.uscanco.com
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